EXHIBIT 99.1 FOR IMMEDIATE RELEASE
CONTACT:
John E. Shave
Vice President, Business Development and Corporate Communications
610.975.4952
SAFEGUARD SCIENTIFICS 1:6 REVERSE STOCK SPLIT TAKES EFFECT TODAY
Transaction Intended to Broaden Appeal to Institutional Investors
Wayne, PA, August 27, 2009 — Effective today, August 27, shares of common stock of Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, have been split 1-for-6. Safeguard shares will continue to trade on the New York Stock Exchange under the symbol SFE. With the transaction, Safeguard has been assigned a new CUSIP number — 786449 20 7.
“Our reverse split takes effect today with the commencement of pre-market trading,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “We believe this transaction will broaden Safeguard’s appeal to institutional investors, and reduce transaction costs and certain administrative expenses. Moreover, the reverse split comes at a time when Safeguard’s strategic execution and focus on fundamentals are strengthening the company’s financial position, creating value in our portfolio companies and enhancing long-term shareholder value.”
Safeguard shareholders will receive one new share of Safeguard common stock for every six shares held. The reverse split, which was approved by Safeguard shareholders in July 2008, will reduce the number of shares of outstanding common stock from approximately 122.3 million to approximately 20.4 million. The number of authorized shares of common stock will be reduced from 500.0 million to approximately 83.3 million. Proportional adjustments will be made to Safeguard’s convertible debentures, stock options, deferred stock units, equity compensation plans and other equity incentive awards. In lieu of fractional shares, shareholders will receive cash. Cash payments for fractional shares will be determined on the basis of the stock’s average closing price for the period August 13, 2009 to August 26, 2009, adjusted for the reverse stock split. The reverse stock split will not negatively affect any of the rights that accrue to holders of Safeguard common stock, convertible debentures, options, deferred stock units or other securities convertible into the company’s common stock.
Shareholders with certificated shares are required to exchange their stock certificates for new book entry shares representing the appropriate number of shares of common stock resulting from the split. Safeguard’s transfer agent, BNY Mellon Shareowner Services, is the exchange agent for the reverse split and will distribute a letter of transmittal to shareholders with instructions for surrendering old stock certificates. For more information on Safeguard’s reverse stock split, see the Reverse Stock Split FAQs at www.safeguard.com/reversesplit.
About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
Information Regarding the Reverse Split and Safeguard’s Shareholders’ Rights Plan
Safeguard adopted a Shareholders’ Rights Plan in 2000 and is party to a related Rights Agreement, dated February 28, 2000. Pursuant to the terms of the Rights Agreement, Safeguard has issued one Right for each share of Common Stock outstanding prior to the reverse stock split described in this release, and each Right currently trades with the share of Common Stock with which it is associated. Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement, each share of Common Stock outstanding following the reverse stock split will be associated with, and will trade with, six Rights.